EXHIBIT 99.1

RUDOLPH TECHNOLOGIES REPORTS 2013
FIRST QUARTER RESULTS

Customer Acceptance of First JetStep™ System Results in Initial Lithography Revenue
Recorded in First Quarter;
Market Share Gains in Macro Defect Inspection Drive Forward Momentum and
Second Quarter Revenue Guidance Growth

FLANDERS, NEW JERSEY (May 2, 2013) - Rudolph Technologies, Inc. (Nasdaq: RTEC), a leading provider of process characterization equipment, lithography equipment and software for wafer fabs and advanced packaging facilities, today announced financial results for the first quarter of 2013.

2013 First Quarter Highlights:

•	First quarter revenue was $41.7 million, compared to $45.7 million in the 2012 first quarter, and $54.3 million in the 2012 fourth quarter.

•	First quarter GAAP net income was $0.4 million, or $0.01 per diluted share; non-GAAP earnings per diluted share was $0.05; both within guidance.

•	Gross margins remained strong at 53 percent and exceeded guidance.

•	Quarterly book-to-bill exceeded industry average of 1.14.

Paul F. McLaughlin, Chairman and Chief Executive Officer, commented, “Despite challenging industry-wide conditions that brought top line results in just below the bottom of our guidance for the quarter, we delivered better than expected gross margins driven by advanced packaging inspection sales, as well as net income that was in line with guidance. We are fully confident that the first quarter marked the revenue trough for Rudolph. While the front-end business has paused somewhat, we benefit from a very broad customer base across all front-end segments (memory, logic, and foundry) as well as the back-end (foundries, IDMs and OSATs - where we are seeing increased quotation and order activity); and our outlook is turning positive. Market share gains in macro defect inspection are driving our forward momentum, and our business is accelerating into the second quarter - we are confident the rebound is sustainable. We believe the second quarter will be stronger than the first quarter by approximately 5 to 15 percent and we further expect orders in the second half of 2013 to be considerably stronger than those of the first half. While we are on track for sequential growth throughout the next few quarters, the overall level we had anticipated earlier this year has been muted and the slope of the recovery ramp is uncertain at this point. As a result, we expect 2013 net sales to be flat to down 10 percent from 2012.”

Mr. McLaughlin continued, “We recently announced wins on several fronts, further enhancing our growth prospects.”

•
Customer acceptance of our first JetStep™ photolithographic stepper for advanced packaging applications was received in the first quarter, validating the commercialization of our revolutionary 2X stepper total lithography solution.

•
Selected assets from Tamar Technology were purchased, adding 3D measurement capability for advanced packaging applications. Tamar’s patented and established sensor technologies deliver critical process control metrology for via depth and bump height measurements as well as for other applications in the emerging

TSV market. When integrated onto our NSX® platform we believe this represents a 100 to 150 million- dollar market opportunity over the next 3 to 5 years.

•
The S3000SX™ transparent thin-film metrology system was launched for front-end advanced semiconductor fabrication applications at the 28nm node and below in a modular architecture with small site measurement capability that offers flexibility and cost of ownership advantage for advanced 20nm and 14nm process nodes.

•
Rudolph’s Discover® Yield Management Software gained traction in advanced packaging applications. Back-end manufacturers are now adopting front-end strategies to maximize yields with analysis of inspection and metrology data.

•
Gartner’s Semiconductor Equipment Market Share Report for 2012 confirmed significant market share gains by Rudolph, with double-digit share gains in both Back-End Macro Defect Inspection market and the overall Macro Defect Inspection market. Our #1 share position in the Back-End Macro Defect Inspection market is nearly 50% and our gains were driven by release of several new products for the fast-growing Advanced Packaging market.

“Our future prospects are solid. We have demonstrated our ability to outperform in the semiconductor capital equipment market slowdown and we believe that the Company is uniquely positioned to deliver notably more shareholder value in the impending up-cycle in our markets. Our business units offer customers hardware and software solutions that span both front-end and back-end markets. And we believe we are the only company to successfully address both markets. This is particularly important as we see the back-end adapting front-end technologies to meet the increasingly demanding needs of consumer mobility products. Our growth markets include metrology, inspection, software, and our newest market entry of back-end lithography. Our technology is optimally positioned to hit the sweet spot of our customers’ needs and to do so ahead of our competition. We remain uniquely leveraged to the emerging technology and market growth vectors in Advanced Packaging.”

First Quarter 2013 Financial Results
First quarter revenue totaled $41.7 million, a decrease of 9 percent compared to revenue of $45.7 million in the 2012 first quarter and a 23 percent decrease compared with $54.3 million for the 2012 fourth quarter. The 2013 first quarter revenue included the recognition of the sale of the Company’s first JetStep lithography system from the acquisition of Azores Corporation in the fourth quarter of 2012.

During the first quarter, international sales represented approximately 77 percent of revenue, while domestic sales accounted for 23 percent. In the 2012 fourth quarter, international sales represented approximately 70 percent of revenue and domestic sales accounted for 30 percent. Revenue from front-end semiconductor customers accounted for approximately 40 percent of revenue and back-end customers accounted for 60 percent in the 2013 first quarter.

Gross margin was 53 percent of revenues and above the Company’s guidance. In the 2012 fourth quarter, gross margin was also 53 percent. In the first quarter, advanced packaging inspection sales and a greater proportion of software sales positively impacted gross margin.

Operating expenses for the first quarter of 2013 totaled $20.6 million, a decrease of $0.6 million from $21.2 million in the 2012 fourth quarter. R&D expenses for the first quarter totaled $9.7 million, compared with $9.9 million in the 2012 fourth quarter. S,G&A expenses for the first quarter totaled $10.3 million, compared with $10.8 million in the fourth quarter of 2012. The decrease in operating expenses is primarily due to cost containment initiatives, and lower compensation and R&D project costs. In addition, litigation costs were also lower in the 2013 first quarter. Partially offsetting these decreases were a full quarter’s worth of operating expenses related to the Azores acquisition that occurred at the end of the fourth quarter of 2012.

GAAP net income for the first quarter of 2013 was $0.4 million, or $0.01 per diluted share, compared with net income of $29.0 million, or $0.88 per diluted share, for the fourth quarter of 2012. However, the fourth quarter results are not comparable to the current quarter as they were positively impacted by the reversal of tax valuation allowances against the Company’s deferred tax assets and other tax adjustments. On a non-GAAP basis, the first quarter 2013 net income was $1.6 million or $0.05 per diluted share, compared to $5.7 million or $0.17 per share in the 2012 fourth quarter. Non-GAAP results exclude the impact of the amortization of intangible assets, patent lawsuits and share-based compensation. In the fourth quarter of 2012 non-GAAP results also excluded the impact of the tax adjustments noted above and the Azores acquisition.

Balance Sheet Strength
At March 31, 2013, cash and marketable securities totaled $166.4 million, a decrease of $2.8 million from $169.2 million at the end of the 2012 fourth quarter. Accounts receivable decreased to $52.7 million and inventory increased to $70.3 million as of March 31, 2013. The inventory increase is primarily due to inventory purchases for the start-up of the new lithography business. Working capital ended the quarter at $258.9 million.

Conference Call
Rudolph Technologies will discuss its 2013 first quarter results on a conference call it is hosting today at 4:30 PM EDT. To access the live conference call, please dial (888) 603-6873 and reference Conference ID# 90934149. A live audio webcast will also be available to investors on the Company's website at www.rudolphtech.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary software. A digital replay of the conference call will be available on Rudolph’s website for one week following the live broadcast.

Discussion of Non-GAAP Financial Measures
In this press release, we have presented financial measures, which have not been determined in accordance with generally accepted accounting principles (GAAP) and are therefore non-GAAP financial measures. Non-GAAP financial measures exclude the amortization of intangible assets, the impact of litigation fees, acquisition related costs, tax adjustments and share-based compensation. We believe that this presentation of non-GAAP financial measures allows investors to better assess the Company’s operating performance by comparing it to prior periods on a more consistent basis. We have included a reconciliation of various non-GAAP financial measures to those measures reported in accordance with GAAP. To that end, non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. Because our calculation of non-GAAP financial measures may differ from similar measures used by other companies, investors should be careful when comparing our non-GAAP financial measures to those of other companies.

About Rudolph Technologies
Rudolph Technologies, Inc. is a worldwide leader in the design, development, manufacture and support of defect inspection, advanced packaging lithography, process control metrology, and data analysis systems and software used by semiconductor device manufacturers worldwide. Rudolph provides a full-fab solution through its families of proprietary products that provide critical yield-enhancing information, enabling microelectronic device manufacturers to drive down the costs and time to market of their products. The Company’s expanding portfolio of equipment and software solutions is used in both the wafer processing and final manufacturing of ICs, and in adjacent markets such as FPD, LED and Solar. Headquartered in Flanders, New Jersey, Rudolph supports its customers with a worldwide sales and service organization. Additional information can be found on the Company's website at www.rudolphtech.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) which include Rudolph’s business momentum and future growth; the benefit to customers of Rudolph’s products and customer service; Rudolph’s ability to both deliver products and services consistent with our customers’ demands and expectations and strengthen its market position; Rudolph’s expectations regarding semiconductor market outlook; as well as other matters that are not purely historical data. Rudolph wishes to take advantage of the “safe harbor” provided for by the Act and cautions that actual results may differ materially from those projected as a result of various factors, including risks and uncertainties, many of which are beyond Rudolph’s control. Such factors include, but are not limited to, the Company’s ability to leverage its resources to improve its position in its core markets; its ability to weather difficult economic environments; its ability to open new market opportunities and target high-margin markets; the strength/weakness of the back-end and/or front-end semiconductor market segments; and fluctuations in customer capital spending. Additional information and considerations regarding the risks faced by Rudolph are available in Rudolph’s Form 10-K report for the year ended December 31, 2012 and other filings with the Securities and Exchange Commission. As the forward-looking statements are based on Rudolph’s current expectations, the Company cannot guarantee any related future results, levels of activity, performance or achievements. Rudolph does not assume any obligation to update the forward-looking information contained in this press release.

For more information, please contact:

Investors:
Steven R. Roth
973.448.4302
steven.roth@rudolphtech.com

Trade Press:
Amy Pauling
952.259.1794
amypauling@rudolphtech.com

(tables follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) - (Unaudited)

	March 31, 2013	December 31, 2012
		(Audited)

ASSETS
Current assets
Cash and marketable securities	$166,373	$169,216
Accounts receivable, net	52,683	57,113
Inventories	70,275	63,422
Prepaid and other assets	5,650	4,301
Total current assets	294,981	294,052
Net property, plant and equipment	13,378	11,909
Intangibles	22,923	23,729
Other assets	36,465	36,694
Total assets	$367,747	$366,384

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$17,857	$15,696
Other current liabilities	18,190	21,352
Total current liabilities	36,047	37,048
Senior convertible notes	49,677	49,010
Other non-current liabilities	10,018	9,837
Total liabilities	95,742	95,895
Stockholders’ equity	272,005	270,489
Total liabilities and stockholders’ equity	$367,747	$366,384

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts) - (Unaudited)

	Three Months Ended
	March 31, 2013	March 31, 2012

Revenues	$41,650	$45,709
Cost of revenues	19,776	21,944
Gross profit	21,874	23,765
Operating expenses:
Research and development	9,703	9,802
Selling, general and administrative	10,252	9,179
Amortization	616	416
Total operating expenses	20,571	19,397
Operating income	1,303	4,368
Interest expense, net	1,209	1,076
Other expense	349	419
Income (loss) before income taxes	(255)	2,873
Provision (benefit) for income taxes	(648)	1,011
Net income	$393	$1,862

Net income per share:

Basic	$0.01	$0.06
Diluted	$0.01	$0.06

Weighted average shares outstanding:

Basic	32,523	32,026
Diluted	33,239	32,713

(table to follow)

RUDOLPH TECHNOLOGIES, INC. RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (In thousands, except per share amounts) - (Unaudited)

	Three Months Ended
	March 31, 2013	March 31, 2012

GAAP operating income	$1,303	$4,368
Non-GAAP adjustments:
Amortization of intangibles	616	416
Litigation costs	254	638
Share-based compensation	957	974
Total non-GAAP adjustments	1,827	2,028
Non-GAAP operating income	$3,130	$6,396

GAAP net income	$393	$1,862
Total non-GAAP adjustments	1,827	2,028
Income tax effect of non-GAAP adjustments (1)	(641)	(702)
Non-GAAP net income	$1,579	$3,188

Net income per share:
Basic	$0.05	$0.10
Diluted	$0.05	$0.10

1) For the three month periods ended March 31, 2013 and 2012, the non-GAAP adjustments were taxed at a marginal tax rate of 35.1% and 34.6%, respectively.
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